Exhibit 10(a)-1

ENGLE EMPLOYMENT AGREEMENT

Employment Agreement

This Employment Agreement (“Agreement”) is made and entered into this 31st day of December, 2008, by and between JERRY R. ENGLE (“Employee”) and FIRST MERCHANTS BANK OF CENTRAL INDIANA, NATIONAL ASSOCIATION (“Employer”), a national banking association.

1.	Employment.

Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2.	Term of Agreement.

Subject to the provisions for termination hereinafter provided, the “Term” of this Agreement shall commence on December 31, 2008, and continue for a term of twenty-four (24) months.

3.	Duties.

During the Term of this Agreement, Employee shall be the Indianapolis Regional President and shall perform all duties related and necessary to that position; provided, however, that such duties shall be regularly performed in or from an office of the Employer in the greater Indianapolis area, as directed by Employer. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of Employer.

Employee shall devote all of his professional time, efforts, skill and ability to the business of Employer, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of Employer; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for Employer.

4.	Business Opportunities.

Employee will take no action that deprives Employer of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise Employer in writing, and Employer shall have the right of first refusal before Employee pursues such opportunity.

5.	Compensation and Benefits.

Employer shall compensate Employee for services performed during the Term of this Agreement as follows:

A.	Annual Salary. Employer shall pay Employee a total Annual Salary of Two Hundred Ninety-Seven Thousand and 00/100 Dollars ($297,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with Employer’s normal payroll policies. At least annually, if not more often, Employer shall review and may increase Employee’s Annual Salary as Employer determines to be reasonable and appropriate.

B.	Employee’s Bonus. In addition to his Annual Salary, Employee may be paid an Employee Bonus in the sole discretion of Employer.

C.	Automobile Allowance. Employer shall pay Employee Eight Hundred and 00/100 Dollars ($800.00) per month, less applicable withholdings to compensate him for the business use of his automobile. Employee’s automobile shall otherwise be owned, maintained and insured by Employee at his sole expense.

D.	Other Benefits. Employee shall be entitled to all other benefits otherwise provided to full-time employees of Employer and in accordance with Employer’s policies. The terms and conditions on which Employer shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of Employer.

E.	Stock Options / Restricted Shares. Pursuant to the Merger Agreement, as defined in Paragraph 19, Employee is to be provided with 6,400 restricted shares or 24,000 stock options or a combination of both. Employer will take all steps necessary to confirm that such forms of deferred compensation are promptly awarded to Employee after the execution of this Agreement based upon terms and conditions substantially similar to those included with awards made to other management employees holding positions similar to that of Employee with Employer or any affiliate of First Merchants Corporation.

6.	Expense Reimbursement.

Employer shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to Employer hereunder, so long as Employee provides Employer with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with Employer’s expense reimbursement policy, in effect from time to time.

7.	Confidential Information and Return of Property.

Employee acknowledges that in the course of his employment with Employer, he will occupy a position of trust and confidence and will have access to and may develop Confidential Information of actual or potential value to, or otherwise useful to, Employer. “Confidential Information” means information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to the Employer’s business plans, financial condition, operating and other costs, sales, pricing, marketing, ideas, research records, plans for service improvements and development, lists of actual or potential customers, actual and potential customer usage and requirements, customer records, trade secrets, and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources will also be presumed to be Confidential Information unless and until Employer designates it otherwise.

Employee agrees to use Confidential Information solely in the course of his duties as an employee of Employer and in furtherance of Employer’s business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Term of this Agreement and thereafter, that he will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on his own behalf or on the behalf of a third party.

Employee agrees that all Confidential Information is and shall remain the exclusive property of Employer. Employee agrees to return to Employer on or before Employee’s termination of employment with Employer all Employer property, information and documents, including and without limitation, all reports, files, memoranda, records, software, hardware, credit cards, keys, computer access codes or disks, instruction or operational manuals, handbooks or manuals, written financial information, business plans or other physical and personal property which Employee received or prepared or helped prepare in connection with his employment with Employer; and Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.

This Paragraph 7 shall survive the termination of this Agreement.

8.	Non-Solicitation.

A.	Customers. Employee shall not, at any time during the Term or for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity: (1) solicit, seek to obtain, divert or otherwise attempt to take away any of the banking or bank-related service business of any of Employer’s customers; (2) provide services to or accept the business of any of Employer’s customers for the banking or bank-related service business offered by Employer; or (3) request or advise any of Employer’s customers to terminate, reduce, limit or otherwise change their banking or bank-related service business relationship with Employer. For purposes of this Section 8.A., “Employer’s customers” shall mean those persons, firms, corporations and other business entities who are customers of Employer at the time of Employee’s termination of employment with Employer or who were customers of Employer at any time during the two year period immediately preceding the termination of Employee’s employment with Employer, whether or not Employee had direct contact with such customers on behalf of Employer.

B.	Employees. Employee shall not, at any time during the Term or for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity, solicit, induce, request, advise, or otherwise attempt to take away or to influence any of Employer’s employees to terminate his or her employment with Employer.

C.	Exceptions. If Employer terminates this Agreement without Cause, as set forth in Paragraph 10(D), or Employee terminates the Agreement for Good Reason, as provided in Paragraph 10(C), the foregoing Customers and Employees provisions of this Paragraph 8 shall only apply for the shorter of: (i) one (1) year following termination of this Agreement or (ii) the remaining portion of the Term (prior to termination) for which Employee is provided the lump sum payment under Paragraph 10D or 10(C). If the Agreement is not terminated, but rather expires as provided in Paragraph 2 at the conclusion of the twenty-four (24) month period, the foregoing Customers and Employees provisions of this Paragraph 8 shall expire contemporaneously therewith.

9.	Breach of Agreement.

A.	Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement, by Employee may cause irreparable damage to Employer and that the legal remedies available to Employer will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies, without the need for posting bond. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay Employer reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach of Paragraphs 7 or 8 of this Agreement. If a court of competent jurisdiction declines to find a breach by Employee of Paragraphs 7 or 8 has occurred, Employer agrees to pay Employee reasonable attorney’s fees and costs Employee incurred in responding to Employer’s request for relief.

Employee and Employer hereby submit to the jurisdiction and venue of the Delaware County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

B.	Employee and Employer hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Delaware County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney’s fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement.

C.	This Paragraph 9 shall survive the termination of this Agreement.

10.	Termination.

A.	Termination Due to Death. In the event of Employee’s death, this Agreement shall terminate as of the date of Employee’s death. If this Agreement is terminated because of Employee’s death, Employee’s benefits shall be determined in accordance with the survivor’s benefits, insurance, and other applicable programs of Employer, then in effect. Upon Employee’s death, Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days of Employee’s death, Employer shall pay to Employee’s estate that portion of his Annual Salary and Bonus as provided in Paragraphs 5(A) and 5(B) of this Agreement that shall have been earned through the date of Employee’s death, but not yet paid. Except as otherwise set forth herein or as otherwise required by applicable law, following the termination date established pursuant to this Paragraph 10(A), Employer and Employee (including Employee’s heirs, executors, administrators, and personal representatives) shall have no further obligations to each other under this Agreement.

B.	Termination Due to Disability. In the event Employee suffers a Disability, as defined herein, during the Term of Employment and is, therefore, unable to perform the duties required by the Agreement for more than ninety (90) calendar days during any consecutive twelve (12) month period, Employer shall have the right to terminate this Agreement and Employee’s employment. Employer shall deliver written notice to Employee of Employer’s intent to terminate this Agreement pursuant to this Paragraph 10(B) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Disability Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of the Disability Notice Period.

If this Agreement is terminated because of Employee’s Disability, Employee shall be entitled to receive any applicable disability insurance benefits as allowed under Paragraph 5 (D) of this Agreement. Upon termination of this Agreement pursuant to this Paragraph 10(B), Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days after the termination of this Agreement, Employer shall pay to Employee that portion of his Annual Salary and Bonus as provided in Paragraphs 5(A) and 5(B) of this Agreement that shall have been earned through the termination date, but not yet paid. Except as otherwise set forth herein or as otherwise required by applicable law, following the termination date established pursuant to this Paragraph 10(B), Employer and Employee shall have no further obligations to each other under this Agreement.

For purposes of this Agreement only, the term “Disability” shall mean, the inability of Employee, because of injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the duties required by this Agreement with or without a reasonable accommodation. Employer shall reasonably and fairly determine such Disability upon receipt of, and in reliance on, medical advice from a licensed physician or physicians qualified to give professional medical advice.

C.	Termination by Employee. Employee may terminate this Agreement at any time, with or without Good Reason, by providing Employer written notice of his intent to terminate this Agreement pursuant to this Paragraph 10(C) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employee’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employee’s Notice Period.

For purposes of this Paragraph 10(C), “Good Reason” shall be defined as: (i) any action by Employer to remove Employee as Indianapolis Regional President of Employer, except for promotions, if any, and except where Employer properly acts to remove Employee for Cause as defined in Paragraph 10(D) below, (ii) any action by Employer to materially limit, increase or modify Employee’s duties and/or authority as Indianapolis Regional President of Employer or to otherwise change the regular work location of Employee outside of the greater Indianapolis area, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor of Employer, or (iv) any material breach by Employer of a term, condition or covenant of this Agreement.

If Employee terminates this Agreement pursuant to this Paragraph 10(C), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that within fifteen (15) business days after the termination of this Agreement pursuant to this Paragraph 10(C),

1.	If termination by Employee is without Good Reason, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date, but not yet paid; or

2.	If termination by Employee is with Good Reason, Employer shall pay to Employee a lump sum payment equal to remaining portion of Employee’s Annual Salary as provided in Paragraph 5(A) for the Term then in effect, plus that portion of Employee’s Bonus as provided in Paragraph 5(B) of this Agreement that shall have been earned through the termination date, but not yet paid.

Except as otherwise set forth herein or as otherwise required by applicable law, following the termination date established pursuant to this Paragraph 10(C), Employer and Employee shall have no further obligations to each other under this Agreement.

D.	Termination by Employer Without Cause. At any time during the Term of Employment, Employer may terminate this Agreement (and, thus, terminate Employee’s Employment) for any reason by providing Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(D) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employer’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employer’s Notice Period.

If this Agreement is terminated pursuant to this Paragraph 10(D), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that within fifteen (15) business days after the termination of this Agreement pursuant to this Paragraph 10(D), Employer shall pay to Employee a lump sum payment equal to remaining portion of Employee’s Annual Salary as provided in Paragraph 5(A) for the Term then in effect, plus that portion of Employee’s Bonus as provided in Paragraph 5(B) of this Agreement that shall have been earned through the termination date, but not yet paid. Except as otherwise set forth herein or as otherwise required by applicable law, following the termination date established pursuant to this Paragraph 10(D), Employer and Employee shall have no further obligations to each other under this Agreement.

E.	Termination by Employer With Cause. At any time during the Term of Employment, Employer may terminate this Agreement and Employee’s Employment for “Cause.” The term “Cause” as used herein shall mean a reasonable determination by Employer that Employee:

1.	Engaged in willful and continued failure to perform substantially Employee’s duties with Employer if such failure continues for a period of thirty (30) days after Employer delivers to Employee written demand for substantial performance, specifically identifying the manner in which Employee has not substantially performed his duties;

2.	Engaged in unauthorized conduct and behavior that has the likelihood of exposing Employer to material liability or otherwise significantly jeopardizing Employer’s business interests;

3.	Has been convicted of any crime constituting a felony or involving moral turpitude or controlled substance;

4.	Materially breached any term or condition of this Agreement; or

5.	As otherwise defined in this Agreement.

Upon the occurrence of any of the foregoing, Employer may provide Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(E) and this Agreement and Employee’s employment shall terminate at the close of business on the date on which Employer provides such notice.

If this Agreement is terminated pursuant to this Paragraph 10(E), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that Employer shall pay to Employee in accordance with Employer’s normal payroll practices, that portion of Employee’s Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date. Except as otherwise set forth herein or as otherwise required by applicable law, following the termination date established pursuant to this Paragraph 10(E), Employer and Employee shall have no further obligations to each other under this Agreement.

F.	Exception to Loss of Rights and Benefits. Notwithstanding any contrary provisions contained herein, termination of this Agreement for any reason shall not otherwise terminate the rights and benefits held by Employee under any separate written agreement between Employee and Employer or any affiliate of First Merchants Corporation, including, but not limited to, Employee’s rights and benefits under any change in control agreement, stock options, restricted share awards, other deferred compensation agreements, and the Merger Agreement, as defined in Paragraph 19.

11.	Indemnification of Employee.

Employer shall indemnify Employee to the fullest extent permitted by Employer’s articles of incorporation, by-laws and applicable federal or state laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, Employer, any subsidiary of Employer or any other person or enterprise at Employer’s request. Expenses, including but not limited to attorneys’ fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by Employer in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Employer shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

12.	Suspension.

If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

13.	Removal or Prohibition.

If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

14.	Default of Employer.

If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

15.	Termination by Regulatory Action.

All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Office of the Comptroller of the Currency (the “Controller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Controller at the time the Controller approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined to be in an unsafe and unsound condition.

16.	Conflict with Regulations.

If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Controller policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

17.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer, and unless clearly inapplicable, all references herein to Employer shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of Employer.

18.	Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

19.	Entire Agreement

This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements between Employee and Lincoln Bancorp or Lincoln Bank, including, but not limited to that certain Amended and Restated Employment Agreement between Lincoln Bank and Employee dated October 1, 2007 and effective as of January 1, 2005 (the “Lincoln Agreements”). Notwithstanding the foregoing, the obligation to make the lump sum payment upon Change in Control, as provided in the Lincoln Agreements and reaffirmed in the Agreement of Reorganization and Merger Between First Merchants Corporation and Lincoln Bancorp entered into this same date (the “Merger Agreement”), shall not be superseded or replaced, but shall continue to be in full force and effect.

This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

20.	Severability.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

21.	Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

If to Employer:
First Merchants Bank of Central Indiana, National Association

If to Employee:
Jerry R. Engle
345 South Oakwood Drive
Greenwood, Indiana 46142

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

22.	Successor.

Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Employee to terminate this Agreement with Good Reason pursuant to Paragraph 10(C) herein. Any successor assuming this Agreement shall be subject to the obligations of this Paragraph 22, similar to Employer.

23.	Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among Employer, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

[THIS SPACE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW].

IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

“EMPLOYER” FIRST MERCHANTS BANK OF CENTRAL INDIANA, NATIONAL ASSOCIATION	“EMPLOYEE” JERRY R. ENGLE

By:
Jerry R. Engle

(Printed)

The undersigned, First Merchants Corporation, sole shareholder of Employer, agrees that if it shall be determined for any reason that any obligation on the part of Employer to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, First Merchants Corporation agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee pursuant to the terms of this Agreement.

As otherwise provided in the Agreement of Reorganization and Merger Between First Merchants Corporation and Lincoln Bancorp, entered into this same date, First Merchants shall nominate and/or appoint Employee to serve as a member of First Merchant Corporation’s Board of Directors, and, as a director of First Merchants Corporation, Employee shall be entitled to the same benefits and compensation for services as provided to other employee-directors of First Merchants Corporation.

FIRST MERCHANTS CORPORATION

Michael C. Rechin, President and Chief Executive Officer